Exhibit 10.47
FERGUSON ENTERPRISES INC. EXECUTIVE LIFE INSURANCE PLAN II
PLAN DOCUMENT
ARTICLE I
INTRODUCTION
1.1    Purpose of Plan. The purpose of the Ferguson Enterprises Inc. Executive Life Insurance Plan II (the “Plan”) is to provide Participants (as defined below) with life insurance coverage pursuant to which each such Participant (or trustee or other permitted transferee) shall be the owner of applicable life insurance Policy (as defined below).
1.2    Nature of Plan. This Plan is intended to constitute an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”).
ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1    Definitions. For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or items shall have the following indicated meanings:
(a)    “Administrator” shall mean the committee as may be appointed from time to time by the Board to supervise administration of the Plan.
(b)    “Board” shall mean the board of directors of the Ferguson Enterprises, Inc.
(c)    “Cash Surrender Value” shall mean an amount that equals, at any specified time, the cash surrender value available with respect to the Policy.
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(e)    “Company” shall mean Ferguson Enterprises Inc., or any of its subsidiaries and/or affiliates (1) approved to adopt this Plan by Ferguson Enterprises, Inc., and (2) affirmatively electing to adopt the Plan.
(f)    “Effective Date” shall mean January 1, 2006.
(g)    “Insurer” shall mean New York Life Insurance & Annuity Corporation and/or such other carrier(s) as the Administrator, in its sole discretion, may select for purposes of providing insurance under this Plan.
(h)    “Participant” shall mean a highly compensated or management employee of the Company selected by the Administrator, in its sole discretion, to participate in the Plan in accordance with Section 3.1.
(i)    “Participant’s Death Benefit” shall mean a death benefit under the Policy purchased on such Participant’s life that is equal to the amount corresponding to such

Participant’s category, as shown on Schedule 1 attached hereto, as same may amended from time to time.
(j)    “Plan Year” shall mean the twelve (12) month period commencing on January 1, 2006 and every twelve (12) month period commencing thereafter.
(k)    “Policy” shall mean any and all life insurance policies purchased on the Participant’s life, pursuant to this Plan, as determined in the sole discretion of the Administrator.
(l)    “Policy Year” shall mean the twelve (12) month period commencing on the date the Policy is issued by the Insurer, and every twelve (12) month period commencing thereafter.
2.2    Construction. The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.
ARTICLE III
PARTICIPATION IN THE PLAN
3.1    Selection of Participants. Participation in this Plan shall be limited to a select group of management or highly compensated employees employed by the Company. From this “select group,” the Administrator shall designate the employees who are eligible to participate in this Plan. All such designations shall be within the unfettered discretion of the Administrator and shall be revocable, in its unfettered discretion, at any time. No employee shall have the right to participate in this Plan until such time as the employee has been formally designated as a Participant by the Administrator. The Administrator shall determine the effective date of a Participant’s participation in the Plan. In no event will an employee become a Participant in the Plan prior to the issuance of a Policy on the employee’s life. Participation in the Plan shall terminate in accordance with Article V.
3.2    Classification of Participants. The Administrator shall, prior to implementation of this Plan, classify each Participant in accordance with Schedule I. The classification shall determine the amount of each Participant’s Death Benefit. All such classifications shall be within the unfettered discretion of the Administrator and shall be subject to modification, in its unfettered discretion, at any time. The Administrator reserves the absolute right, in its sole discretion, to add new Participants to a group, to modify classifications with respect to the entire group, some portion of the group, or on an individual basis. In modifying any classification(s), the Administrator shall have the absolute right to use any criteria or basis it so chooses and shall not be required to consider the title of a Participant.
ARTICLE IV
OWNERSHIP AND FUNDING OF POLICY

4.1    Acquisition of Policy. The Participant (or trustee or other permitted transferee) and the Administrator shall cooperate in applying for and obtaining the Policy. The Policy shall be issued to the Participant (or trustee or other permitted transferee) as the owner.
4.2    Future Actions. The Participant (or trustee or other permitted transferee) and the Administrator agree that they will take all necessary action to cause the Insurer to issue the Policy to conform to the provisions of this Plan.
4.3    Premium Payment. Until the occurrence of a Termination Event (as defined in Article V), the Company shall pay to the Insurer each Policy Year on behalf of each Participant with respect to the Policy an amount equal to the premium payment as defined in the Premium Payment Methodology (attached hereto as Exhibit A). The existence of and/or the language contained in the Schedule of Current Assumptions shall not be construed as a guarantee by the Company to provide a specific amount of Cash Surrender Value to the Participant upon any Termination Event or at any other time. The Board shall reserve the right, pursuant to Section 8.1, to revise the Premium Payment Methodology at any time.
4.4    Participant’s Obligation to Contribute Premium. A Participant shall have no obligation to contribute premiums to the Insurer under the Plan until such time as Participant’s participation in the Plan shall terminate in accordance with Article V. Upon termination of a Participant’s participation in the Plan, such Participant shall be responsible for payment of all premiums with respect to the Participant’s Policy, except as otherwise provided in the Plan.
4.5    Policy Rights. The Participant (or trustee or other permitted transferee) shall remain the owner of the Policy and shall retain all incidents of ownership in the Policy.
4.6    Gross-Up Payment. In the event any premium payment by the Company to or for the benefit of a Participant under Section 4.3 is subject to (a) the income tax imposed under Subtitle A of the Code, (b) employment taxes imposed on employees under Subtitle C of the Code, or (c) state or local income taxes, then Participant shall be entitled each Plan Year to receive additional compensation in an amount such that is equal to thirty percent (30%) of the premium payment on such Participant’s behalf for the Plan Year.
ARTICLE V
TERMINATION OF PARTICIPATION IN THE PLAN
5.1    Termination of Participation. A Participant’s participation in the Plan shall cease upon the earliest of the following dates, to be known as “Termination Events”:
(a)    the date of the Participant’s death while insured under the Policy;
(b)    such earlier date as may be selected by the Administrator, in its unfettered discretion, for the termination of an individual Participant’s participation in the Plan;
(c)    the date this Plan is terminated in accordance with Section 8.1;
(d)    the date of the Participant’s termination of employment; or

(e)    the first day of the Policy Year following the Participant’s sixty-fifth (65th) birthday.
5.2    Rights of Parties upon Termination of Participation. In the event a Participant’s participation in the Plan is terminated upon the Participant’s death pursuant to Section 5.l(a), Article VI shall apply and the Plan shall terminate, with respect to such Participant and Policy.
5.3    Early Retirement Option. Notwithstanding Section 5.l(d) above, if a Participant retires after attainment of the earlier of (i) both fifteen (15) years of service and age fifty-nine and a half (59½) or (ii) both twenty (20) years of service and age fifty-five (55), such Participant shall continue to participate in the Plan and receive the benefits described in Article IV based on his classification at the time of his retirement. Participation of a Participant under this Section 5.3 shall cease (i) upon the occurrence of a Termination Event described in Sections 5.l(a), (c) or (e), or (ii) as provided in Section 5.4 below.
5.4    Competition. Continuation of benefits under Section 5.3 is expressly conditioned upon Participant’s covenant that he will not directly or indirectly compete with the Company or any of its affiliates. Competition shall include, but not be limited to, (i) offering any services or products which are the same as or similar to any services or products provided by the Company or any of its affiliates at any time during the period of Participant’s employment with the Company; (ii) soliciting or attempting to solicit the trade of any customer or prospective customer of the Company for the purpose of selling any services or products provided by the Company or any of its affiliates at any time during the period of the Participant’s employment with the Company; or (iii) soliciting or attempting to solicit employees of the Company for employment with a different employer. In the event that the Participant commences to compete with the Company, the Administrator may, at its discretion, discontinue benefits described in Article IV.
ARTICLE VI
DEATH OF PARTICIPANT
6.1    Designation of Participant’s Beneficiary. The Participant (or his trustee or other permitted transferee) shall have the right to designate a beneficiary for the Participant’s Death Benefit (the “designated beneficiary”). If any dispute shall arise over the identity of the designated beneficiary or if more than one person shall make a claim for Participant’s Death Benefit, the Insurer shall determine the identity of the beneficiary or beneficiaries entitled to receive any benefits payable hereunder on account of the death of a Participant in accordance with the rules set forth in the Policy or under applicable law.
ARTICLE VII
ADMINISTRATION OF PLAN
7.1    General. The Company and the Administrator shall perform the duties respectively assigned to them under this Plan and shall not be responsible for performing duties assigned to others under the terms and provisions of this Plan. No inference of approval or disapproval is to be made from the inaction of any party described above or the Participant or agent of any of them with regard to the action of any other such party. Persons, organizations or corporations acting in a position of any fiduciary responsibility with respect to the Plan may serve in more than one fiduciary capacity.
7.2    The Administrator. The Administrator may delegate its administrative responsibilities to advisors or other persons it so chooses and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan.
7.3    Allocation of Fiduciary Responsibility. The Administrator is the named fiduciary with respect to the administration of the Plan. It shall not be responsible for any fiduciary functions or other duties assigned to others.
7.4    Powers of the Administrator.
(a)    General Powers. The Administrator shall have the power and discretion to perform the administrative duties described in this Plan or required for proper administration of the Plan and shall have all powers necessary to enable it to properly carry out such duties. Without limiting the generality of the foregoing, the Administrator shall have the power and discretion to construe and interpret this Plan, to hear and resolve claims relating to this Plan, and to decide all questions and disputes arising under this Plan. The Administrator shall determine, in its discretion, the eligibility of employees to participate in the Plan. The Administrator shall determine the status and rights of a Participant.
(b)    Decisions Final. The decision of the Administrator upon all matters within the scope of its authority shall be binding and conclusive upon all persons.
(c)    Reporting and Disclosure. The Administrator shall file all reports and forms lawfully required to be filed by the Administrator with any governmental agency or department, federal or state, and shall distribute any forms, reports, statements or plan descriptions lawfully required to be distributed to Participants and others by any governmental agency or department, federal or state.
7.5    Claims Procedure.
The following claims procedure shall be followed in handling benefit claims under this Plan.
(a)    The Participant, his trustee, or his beneficiary (the “Claimant”), shall file a claim for benefits by notifying the Administrator in writing. If the claim is wholly or partially denied, the Administrator shall provide a written notice within ninety (90) days from the time the claim is filed specifying the reasons for the denial, the provisions of this Plan on which the denial is based, and additional material or information, if any, that is necessary for the Claimant to receive benefits. Such written notice shall also indicate the steps to be taken by the Claimant if a review of the denial is desired.

(b)    If a claim is denied, and a review is desired, the Claimant shall notify the Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the Claimant may review plan documents and submit any written issues, comments, documents, records, and other information relating to the claim the Claimant feels are appropriate. The Administrator shall then review the claim and provide a written decision within sixty (60) days of receipt of a request for a review. This decision shall state the specific reasons for the decision and shall include references to specific provisions of this Plan, if any, upon which the decision is based.
(c)    In no event shall the Claimant be entitled to proceeds other than those attributable to or payable from the Policy.
ARTICLE VIII
MISCELLANEOUS
8.1    Amendment and Termination of Plan. The Board shall have the right at any time, by an instrument in writing duly executed, acknowledged and delivered to the Administrator, to modify, alter or amend this Plan, in whole or in part; provided, however, that no such modification or amendment of the Plan shall take effect prior to the date of Board action. In addition, while it is the expectation of the Company that this Plan and the payment of contributions will be continued indefinitely, continuance of the Plan is not assumed as a contractual obligation of the Company. The Board expressly reserves the right at any time to terminate this Plan or to reduce, temporarily suspend or discontinue contributions hereunder on a prospective basis, following the date of such Board action.
8.2    Binding Agreement. This Plan document shall be binding upon the heirs, administrators, executors, successors and assigns of each party.
8.3    Insurer Not a Party. The Insurer is not a party to this Plan, shall in no way be bound by or charged with notice of its terms, and is expressly authorized to act only in accordance with the terms of the Policy. The Insurer shall be fully discharged from any and all liability under the Policy upon payment or other performance of its obligations in accordance with the terms of the Policy.
8.4    State Law. All of the provisions of this Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia and shall be administered according to the laws of such Commonwealth, except as otherwise required by BRISA, the Code or other federal law.
8.5    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a separate written employment agreement. Nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

8.6    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to: (i) such party’s last known address as shown on the records of the Company, or (ii) to the Company at 12500 Jefferson Ave,, P.O. Box 2778, Newport News, VA 23602-4314. The date of such mailing shall be deemed the date of notice, consent or demand.
8.7    Tax Matters. The Company does not represent or guarantee that any particular federal, state or local income or payroll tax consequence will result to any Participant under this Plan. The Company shall have the right to withhold from any wage or salary payments to any Participant under this Plan or take other actions necessary to satisfy the Company’s obligation to withhold federal, state and local income and payroll taxes.
8.8    Entire Agreement. This Plan document constitutes the entire agreement between the parties hereto with regard to the subject matter of this agreement and supersedes all previous negotiations, agreements and commitments in respect thereto. No oral explanation or oral information by either of the parties to this agreement shall alter the meaning or interpretation of this agreement.

FERGUSON ENTERPRISES, INC.
By: /s/ Joseph R. Witt
Title: Treasurer

SCHEDULE I
Pursuant to Section 3.2 of the Plan, Participant’s Death Benefit shall be determined in accordance with the following schedule, as amended from time to time, in the discretion of the Administrator:

Category	Description	Participant’s Death Benefit
Category I	Chief Executive Officer, Chief Operating Officer, or Senior Vice Presidents participating in FELIP I on December 31, 2005	$1,750,000
Category II	Vice Presidents participating in FELIP I on December 31, 2005	$1,250,000
Category III	Other employees participating in FELIP I on December 31, 2005	$500,000

EXHIBIT A
PREMIUM PAYMENT METHODOLOGY
The following assumptions and methodology shall be used for purposes of establishing the annual premium (non-smoker and smoker) which shall be contributed by the Company in accordance with Section 4.3:

Insurance Carrier:	New York Life Insurance and Annuity Corporation
Product:	Corporate Sponsored Universal Life
Current Crediting Rate:	Defined by the carrier annually
Non-Smoker Premium Methodology:
On or before each policy-anniversary the Administrator-will-solve for an annual premium payment, assuming non-smoker insurance charges, to be paid through the participant’s age 65 that will maintain the level death benefit as defined in Schedule 1 and will allow the policy’s cash value to be 25% of the initial face amount at the participant’s age 95.
Smoker Premium Methodology:
On or before each policy anniversary the Administrator will solve for an annual premium payment, assuming non-smoker insurance charges, to be paid through the participant’s age 65 that will maintain the level death benefit as defined in Schedule 1 and will allow the policy’s cash value to be 25% of the initial face amount at the participant’s age 95. However, smoker insurance charges will be deducted by the carrier from the policy cash value. The use of smoker insurance charges will cause the policy to lapse prior to age 95, unless additional premium payments are made. It will be the participant’s responsibility to contribute further premium, if so desired, to achieve the cash value target described above. Smokers who have quit smoking can request a change to non-smoker rates, pending a urine test.
The Current Crediting Rate and Insurance Charges are not guaranteed and will fluctuate over time, therefore both methodologies described above cannot guarantee the policy will perform as illustrated.